Exhibit 99.1

Rock of Ages FOR IMMEDIATE RELEASE	Company Contact: Laura A. Plude Chief Financial Officer (802) 476-2208 www.RockofAges.com
Rock of Ages Corporation Announces Completion of Merger
BARRE, VERMONT, January 20, 2011. Rock of Ages Corporation (NASDAQ:ROAC) today announced the completion of its previously announced pending merger with a wholly owned subsidiary of Swenson Granite Company LLC (“Swenson”), whereby Swenson acquired all of the outstanding shares of common stock of the Company that it did not previously own for $5.25 per share in cash. The Company is now a wholly owned subsidiary of Swenson.
As a result of the merger, the Company’s Class A common stock ceased trading on the NASDAQ Global Market at the close of business on January 19, 2011, and the Company expects to deregister and suspend its reporting obligations under the Securities and Exchange Act of 1934, as amended.
American Stock Transfer & Trust Company has been appointed to serve as the agent for payment of the merger consideration to Company stockholders, and will promptly mail to stockholders instructions on how to surrender their stock certificates and receive payment for their shares. If a shareholder’s shares of Company stock are held by a broker, nominee, custodian or other fiduciary and is not promptly provided by them with instructions on how to receive payment for the shares, the shareholder should contact them directly for such instructions.
Kurt Swenson, Chairman of the Board of the Company, said, “We thank our shareholders for their support over the years, and for their approval of the merger proposal, especially the unaffiliated shareholders who own no interest in Swenson, who, by the affirmative vote of approximately 86% of the shares held by those shareholders present in person or by proxy at the special meeting, supported the merger.”
A FINAL PUBLIC PHILOSOPHICAL MUSING
“True words aren’t eloquent; eloquent words aren’t true. Wise men do not need to prove their point; men who need to prove their point aren’t wise.” Lao Tzu, circa 500 B.C.

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